Exhibit 99.2

AMETEK Acquires NSI-MI Technologies
- Strengthens AMETEK’s Test and Measurement Platform -

BERWYN, PA, May 4, 2021 – AMETEK, Inc. (NYSE: AME) today announced that it has acquired NSI-MI Technologies, a leading provider of radio frequency and microwave test and measurement solutions and services. NSI-MI was acquired for $230 million and has annual sales of approximately $90 million.

NSI-MI’s expertise in advanced radio frequency and microwave technologies allows them to provide complete test and measurement systems for niche applications across the aerospace, defense, automotive, wireless communications, and research markets. The company has a diverse portfolio of testing instrumentation, components and software, while also providing customers with turnkey anechoic and simulation chambers, and a broad set of aftermarket services.

“We are pleased to welcome NSI-MI to AMETEK,” comments David A. Zapico, AMETEK Chairman and Chief Executive Officer. “NSI-MI is an outstanding acquisition and nicely complements our existing Electromagnetic Compatibility test and measurement businesses. NSI-MI’s test and measurement solutions are uniquely positioned to support the continued development of advanced RF and microwave technologies for critical applications in wireless communications, satellite systems, autonomous vehicles, and defense systems.”

NSI-MI is headquartered in Suwanee, Georgia with additional operations in Torrance, California and Sheffield, U.K. NSI-MI joins AMETEK as part of its Electronic Instruments Group (EIG) - a leader in advanced analytical, monitoring, testing, calibrating and display instrumentation.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annual sales in 2020 of more than $4.5 billion. The AMETEK Growth Model integrates the Four Growth Strategies - Operational Excellence, New Product Development, Global and Market Expansion, and Strategic Acquisitions - with a disciplined focus on cash generation and capital deployment. AMETEK's objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P 500.

Contact:
AMETEK, Inc.
Kevin Coleman
Vice President, Investor Relations
1100 Cassatt Road
Berwyn, Pennsylvania 19312
kevin.coleman@ametek.com
Phone: 610.889.5247

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